Exhibit 10.5
SFSB, INC.
SLAVIE FEDERAL SAVINGS BANK
Director Compensation Policy
     This Director Compensation Policy (the “Director Compensation Policy”) sets forth the policies of SFSB, Inc. (the “Company”) and Slavie Federal Savings Bank (the “Bank”), pertaining to the remuneration which the Company and the Bank shall pay to members (“Directors”) of their respective Boards of Directors.
1. Remuneration for Officers and Employees. All Directors, including Directors who are officers or employees of the Company or the Bank are entitled to remuneration for serving as a Director.
2. Cash Compensation for Meetings. Slavie Federal Savings Bank shall pay each director, including the employee directors (currently, Messrs. Logan and Wagner), $700 for each regular meeting and the annual meeting, $75 for each quarterly meeting and an amount determined by the board of directors for special meetings. All directors are also eligible for an annual bonus, which shall be awarded at the discretion of the board of directors. In addition, each non-employee director shall be paid $200 for the first hour of each committee meeting attended, and $50 for each additional half-hour with a $700 maximum fee per committee meeting. Members of the loan committee shall also receive a monthly fee of $50. Directors shall be paid for two excused absences from board and committee meetings. Directors shall only be paid for additional absences if the absence is for a medical reason.
3. Special Cash Compensation. The Board of Directors or the compensation committee of the Board of Directors of Slavie Federal Savings Bank may authorize discretionary payments to one or more Directors or the entire Board of Directors as a result of outstanding service.
4. Equity Compensation. The Board of Directors or the appropriate committee of the Board of Directors of the Company or the Bank may authorize payments to one or more Directors or the entire Board of Directors as a result of their service in the form of equity securities of the Company.
5. Expense Reimbursements. All Directors of the Company and Slavie Federal Savings Bank are entitled to reimbursement for reasonable expenses incurred on behalf of the Company and Slavie Federal Savings Bank.
6. Compensation to Secretary. The Secretary of Slavie Federal Savings Bank, in addition to any fees such person may receive as a director, shall be compensated $150.00 for each regular, annual and special board meeting attended and $75.00 for each quarterly meeting.
7. Compensation to Directors of SFSB, Inc. Unless and until the Company becomes actively involved in additional businesses other than owning all the capital stock of Slavie Federal Savings Bank, no separate compensation will be paid to the directors of the Company in addition to that paid to them by Slavie Federal Savings Bank in their capacities as directors of Slavie Federal Savings Bank. The Company may determine in the future that such separate compensation is appropriate.
7. Amendment or Termination. This Director Compensation Policy may be amended, altered or terminated at the election of the Board of Directors of the Company in its absolute discretion.
8. Effective Date. This Director Compensation Policy was adopted by the Board of Directors of the Company and the Bank on February 7, 2005 and was amended on August 1, 2005.